Exhibit 99

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

ECOLAB BOARD APPOINTS TWO NEW MEMBERS

ST. PAUL, Minn. – November 5, 2018 – The board of directors of Ecolab Inc. has appointed Shari L. Ballard and Lionel L. Nowell III to the Ecolab board, effective December 4, 2018.  The appointments will bring the total number of directors to fourteen.

“Shari brings significant senior management, international and human resources experience in large, geographically distributed organizations to the Ecolab board.  Lionel is a highly experienced board member, with broad financial expertise and understanding of various regulatory environments through his service on the boards of several multinational corporations.  We look forward to their counsel as we continue to strengthen and grow our business throughout the world,” said Douglas M. Baker, Jr., Ecolab chairman and chief executive officer.

Ms. Ballard, age 52, currently is an advisor at Best Buy Co., Inc., after recently transitioning from her position as Senior Executive Vice President and President, Multi-Channel Retail.  During her 25-year career at Best Buy, Ms. Ballard also held senior executive roles as President U.S. Retail, Chief Human Resources Officer, President – International and President – Americas.

Mr. Nowell, age 63, currently serves on the boards of American Electric Power Company and Bank of America Corporation. He is also a director of British American Tobacco plc, having joined that board upon its 2017 acquisition of Reynolds American Inc., where he was lead independent director through the sale.  Mr. Nowell retired as Senior Vice President and Treasurer of PepsiCo, Inc. in 2009.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $14 billion and 48,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world.  For more Ecolab news and information, visit www.ecolab.com.

Follow us on Twitter @ecolab, Facebook at facebook.com/ecolab, LinkedIn at Ecolab or Instagram at Ecolab Inc.

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Contacts:

Michael Monahan

651.250.2809

Andrew Hedberg

651.250.2185

November 5, 2018

(ECL-C)